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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 FORM 12b-25

                          NOTIFICATION OF LATE FILING

                                              Commission File Number 33-22011-A
                                                                     ----------

(Check One) [X] Form 10-K and Form 10-KSB
   [ ] Form 11-K  [ ] Form 10-Q and Form 10-QSB
   [ ] Form 20-F  [ ] Form N-SAR

                 For Period Ended: December 31, 1999
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   [  ]     Transition Report on Form 10-K and Form 10-SKS
   [  ]     Transition Report on Form 20-F
   [  ]     Transition Report on Form 11-K
   [  ]     Transition Report on Form 10-Q and Form 10-QSB
   [  ]     Transition Report on Form N-SAR

                 For the Transition Period Ended:
                                                 -------------------------------

Read Attached Instruction Sheet Before Preparing Form.  Please Print Or Type

         Nothing in the form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant: St. Joseph's Physician Associates, Inc.
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Former name if applicable:
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Address of principal executive office (Street And Number):

4900 North Habana Avenue
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City, State and Zip Code: Tampa, Florida 33614
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                                    PART II
                            RULES 12b-25(b) and (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

         [X]     (a)     The reasons described in reasonable detail in Part III
of this form could not be eliminated without unreasonable effort or expense;

         [X]     (b)     The subject annual report, semi-annual report,
transition report on Form 10-K, 10-KSB, 20-F, 11-F, Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         [ ]     (c)     The accountant's statement or other exhibit required by
Rule 12b-25(c) has been attached if applicable.


                                    PART III
                                   NARRATIVE

         State below in reasonable detail the reasons why the Form 10-K, 10-KSB, 11-K, 10-Q, 10-QSB, N-SAR, or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

         Due to procedural difficulties, the registrant has been unable to complete the preparation of certain narrative portions of the subject report.


                                    PART IV
                               OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification

Melanie Grove                                    (813)             854-4668
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(Name)                                        (Area Code)         (Telephone)


         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                 [X] Yes    [ ] No



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         (3)      Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                 [ ] Yes  [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made:

St. Joseph's Physician Associates, Inc.
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(Name of Registrant as specified in charter)

         Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date       March 29, 2000            By /s/ N. Bruce Edgerton, M.D.
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                                            N. Bruce Edgerton, M.D.
                                            President






















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